IBT BANCORP, INC.

RESOLUTIONS

OF THE

BOARD OF DIRECTORS

WHEREAS, Section 135 of the American Stock Exchange Company Guide requires that, no later than January 1, 2008, all securities listed on the American Stock Exchange must be eligible for a direct registration system operated by a securities depository registered as a clearing agency under Section 17A(b)(2) of the Securities Exchange Act of 1934.

WHEREAS, the Company has been advised by its transfer agent that in order to eligible for such a direct registration system, the Company’s Bylaws must permit book-entry ownership by such date.

NOW, THEREFORE, BE IT

RESOLVED, that the Company’s Bylaws be, and they hereby are, amended by adding a new Section 603 to Article VI thereof to read as follows:

Section 603. Uncertificated Shares. The Board of Directors may authorize the issuance of uncertificated shares by the Company, and may prescribe procedures for the issuance and registration of transfer thereof, and with respect such other matters relating to uncertificated shares as the Board of Directors may deem appropriate. No such authorization shall affect previously issued and outstanding shares represented by certificates until such certificates shall have been surrendered to the Company. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Company shall issue or cause to be issued to the holder of such shares a written statement of the information required to be included on stock certificates under Pennsylvania law. Notwithstanding the adoption of any resolution providing for uncertificated shares, each registered holder of stock represented by uncertificated shares shall be entitled, upon request to the custodian of the stock transfer books of the Company, or other person designated as the custodian of the records of uncertificated shares, to have physical certificates representing such shares registered in such holder’s name.

; and be it further

RESOLVED, that the President or such other officers as he may designate be, and hereby are, authorized and directed to file such notices and take such other actions as they shall deem necessary or convenient, with the advise of counsel, to place the foregoing Bylaw into effect and to carry out its purposes their authority to act to conclusively, but not exclusively, evidenced by such actions.